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                                   COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                         EXHIBIT 12.2 - COMPUTATION OF THE RATIO OF EARNINGS TO NET FIXED CHARGES
                                               (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to net fixed charges of the Company for the six months ended August 31, 1995 and 1994 and for the five fiscal years ended February 28, 1995 computed by dividing net fixed charges (interest expense on debt other than to finance mortgage loan inventory plus the interest element (one-third) of operating leases) into earnings (income before income taxes and net fixed charges).


                                  Six Months Ended
                                     August 31,             For Fiscal Years Ended February 28(29),
                               -------------------   ----------------------------------------------------
                                 1995       1994       1995       1994      1993       1992       1991
                               --------   --------   --------   --------   --------   --------   --------
Net earnings ................   $ 85,128   $ 52,839   $ 88,407   $179,460   $140,073   $ 60,196   $ 22,311
Income tax expense ..........     56,752     35,225     58,938    119,640     93,382     40,131     14,874
Interest charges ............     27,023     27,348     55,045     85,240     51,551     45,928     23,609
Interest portion of rental
  expense ...................      3,342      3,843      7,379      6,372      4,350      2,814      2,307
                                --------   --------   --------   --------   --------   --------   --------

Earnings available to cover
  net fixed charges .........   $172,245   $119,255   $209,769   $390,712   $289,356   $149,069   $ 63,101
                                ========   ========   ========   ========   ========   ========   ========

Net fixed charges
  Interest charges ..........   $ 27,023   $ 27,348   $ 55,045   $ 85,240   $ 51,551   $ 45,928   $ 23,609
  Interest portion of rental
    expense .................      3,342      3,843      7,379      6,372      4,350      2,814      2,307
                                --------   --------   --------   --------   --------   --------   --------

      Total net fixed charges   $ 30,365   $ 31,191   $ 62,424   $ 91,612   $ 55,901   $ 48,742   $ 25,916
                                ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to net
fixed .......................       5.67       3.82       3.36       4.26       5.18       3.06       2.43
  charges
                                ========   ========   ========   ========   ========   ========   ========

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